EXHIBIT 10.31
SUPPLEMENT NO. 1 TO LOAN AGREEMENT AND PROMISSORY NOTE

THIS SUPPLEMENT No. 1 TO LOAN AGREEMENT AND PROMISSORY NOTE by and between BLINK COUTURE, INC., a Delaware corporation (the “Maker”) and REGENT PRIVATE CAPITAL II, LLC, an Oklahoma limited liability company (the “Payee”) entered into as of April 30, 2013, supplements and amends that certain Loan Agreement and Promissory Note dated as of January 31, 2013 (the “Loan Agreement”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Loan Agreement.

For value received, the Maker and Payee hereby agree, effective as of the date hereof, that the following provisions shall supplement and become part of the Loan Agreement:

1.           Additional Advances. The Parties hereby agree that during the period from February 1, 2013 through April 30, 2013, the Payee has made additional advances to the Maker, in the aggregate amount of $25,101, in payment of the Maker’s operating expenses during that period, so that effective as of April 30, 2013, the total outstanding principal amount due and payable pursuant to the Note is $37,359.

2.           No Further Changes; Full Force and Effect. The additional advances described in Paragraph 1 above reflect all changes to the Loan Agreement. All other terms of the Loan Agreement shall remain unchanged and in full force and effect, unless and until further supplemented or amended hereafter.

IN WITNESS WHEREOF, the Maker has caused this Supplement No. 1 to Loan Agreement and Promissory Note to be duly executed and delivered as of the day and year first written above.

BLINK COUTURE, INC.

By:	/s/ Lawrence Field
Name: Lawrence Field Title: President & CEO

REGENT PRIVATE CAPITAL II, LLC

By:	/s/ Cynthia S. Field
Name: Cynthia S. Field Title: Secretary